EXHIBIT 10.17

MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (this "Agreement") is dated as of the 1st day of August, 2005, (the "Effective Date") by and between ClearOne Communications, Inc., a Utah corporation, having a principal place of business at 1825 Research Way, Salt Lake City, Utah 84119 ("Buyer"), and Inovar, Inc., a Utah corporation, having a principal place of business at 1073 West 1700 North, Logan, Utah 84321 ("Manufacturer").

Recitals

WHEREAS, Manufacturer is an electronics manufacturing services provider that furnishes the necessary personnel, material, equipment, services and facilities to manufacture products for original equipment manufacturers and other third parties in accordance with detailed specifications provided by such OEMs and third parties;

WHEREAS, Buyer desires to engage Manufacturer to manufacture certain of Buyer's products in accordance with orders to be issued from time to time by Buyer;

WHEREAS, Manufacturer is willing to enter into a business agreement and to accept orders to manufacture Buyer's products upon terms and conditions, which, among other things, reimburse Manufacturer for certain costs that Manufacturer reasonably incurs in reliance on Buyer's orders and forecasts but cannot recover because Buyer's requirements change; and

WHEREAS, the parties hereto desire to enter into a business agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, it is hereby agreed between the parties hereto as follows:

1.	DEFINITIONS.

(a)  Defect. "Defect" means any defect in a Product that results from Manufacturer's failure to comply with the applicable IPC Workmanship Standard.

(b)  Exclusive Products. "Exclusive Products" means all of Buyer's products as of the Effective Date as set forth on Exhibit D hereto, together with any product that is added as an Exclusive Product in accordance with Section 2(b).

(c)  Inventory. "Inventory" means the materials and components required to manufacture the Products.

(d)  IPC Workmanship Standard. "IPC Workmanship Standard" means the Workmanship Standard promulgated by IPC specified in the applicable Product Schedule.

(e)  Long Lead Inventory. "Long Lead Inventory" means Inventory that has a long lead time from a supplier and must be purchased in advance of receipt of a Purchase Order in order for Manufacturer to be able to meet the delivery schedule for Products as set forth in the applicable Product Schedule.

(f)  Master Product Schedule. "Master Product Schedule" means a product schedule for each Product inclusive of information on the sample product schedule attached as Exhibit A.

(g)  Minimum Buy Inventory. "Minimum Buy Inventory" means Inventory that may only be purchased in minimum lot sizes.

(h)  Minimum Order Size. "Minimum Order Size" means the minimum dollar or quantity amount that Buyer must order per Product on each individual Purchase Order as specified in the applicable Product Schedule.

(i)       NCNR Inventory. "NCNR Inventory" means all Inventory that is (i) on order and not cancelable, or (ii) in Manufacturer's possession and not returnable to the vendor/supplier or usable, within a reasonable time not to exceed three (3) months from purchase, for other accepted Purchase Orders or other buyers.

(j)       Non-Exclusive Products. "Non-Exclusive Products" as set forth on Exhibit E hereto.

(k)  Product Schedule. "Product Schedule" means a schedule in the form of Exhibit A hereto, as amended from time to time by mutual agreement of the parties, that (i) references this Agreement and is executed by the parties hereto, (ii) sets forth information relating to a Product to be manufactured for Buyer pursuant to this Agreement and applicable Purchase Orders, and (iii) is attached to this Agreement and incorporated herein by reference.

(l)        Products. "Products" means the Exclusive Products and the Non-Exclusive Products.

(m)  Purchase Order. "Purchase Order" means an order meeting the requirements of this Agreement submitted by Buyer for acceptance by Manufacturer.

(n)  Purchase Price. "Purchase Price" means the unit price for a Product as established by Manufacturer in accordance with Section 8.

(o)  Safety Stock Inventory. "Safety Stock Inventory" means Inventory that, unless purchased in advance of Purchase Orders, may not be available in sufficient quantities to manufacture Products as set forth in the applicable Product Schedule.

(p)  Specifications. "Specifications" means the bill of materials, Product documentation, schematics, assembly drawings, designs, test specifications, current revision number, approved vendor list and other manufacturing information for each Product as set forth in the applicable Product Schedules.

(q)  Total Cost of Ownership. "Total Cost of Ownership" means total Product cost to Buyer including price, quality, logistic cost and terms and conditions of purchase.

(r)   Minimum Revenue Requirements. “Minimum Revenue Requirements” means by Buyer projected revenue to Manufacturer for a period of 12 (twelve) months.

2.	STATEMENT OF WORK.

(a)   Engagement. Buyer hereby engages Manufacturer, and Manufacturer hereby accepts Buyer's engagement, to furnish the necessary personnel, material, equipment, services and facilities to be the exclusive manufacturer of the Exclusive Products (Exhibit D, these products are Exclusive as long as Manufacturer provides competitive Total Cost of Ownership), and a non-exclusive manufacturer of the Non-Exclusive Products, in accordance with the applicable Specifications as required by Purchase Orders issued by Buyer and accepted by Manufacturer in accordance with Section 4(a) herein. Manufacturer shall also provide repair service and warranty support and proto-type services for new product introduction as mutually agreed by Manufacturer and Buyer. Manufacturer's electronic manufacturing services shall be performed in accordance with the applicable IPC Workmanship Standard for each Product being manufactured. A Master Product Schedule will be developed for each Product.

(b)   Additional Products. Manufacturer shall have a right of first refusal to manufacture any new product that is developed and proposed for production by Buyer after the Effective Date. Buyer shall provide Manufacturer at least thirty (30) days notice of any proposal to have a product manufactured by a bona fide third party manufacturer, which notice shall set forth the Total Cost of Ownership of the proposed manufacturing agreement provided that such disclosure is not limited or prohibited by the third party manufacturer or prohibited by law Manufacturer shall then have the right to designate such product as an Exclusive Product hereunder at a Total Cost of Ownership equal to or better than that proposed by any bona fide third party manufacturer (to be verified in writing by Buyer), and Buyer and Manufacturer shall execute a Product Schedule for such Product, which shall be attached hereto and incorporated herein by reference. If Manufacturer does not exercise such right within thirty (30) days after receipt of Buyer's notice, Buyer may have such product manufactured by the third party at. Upon written request by Buyer, Manufacturer shall provide prototype manufacturing and engineering support services for Buyer's new product introductions at such prices and upon such terms as are mutually agreed upon by the parties.

(c)   Certifications. Manufacturer shall maintain its ISO 9001:2000 certification and shall target RoHS manufacturing capability by October 2005 with full compliance to occur by June 30, 2006.

(d)   Transition; Technical Support; Employees. The parties acknowledge and agree that in connection with the performance of Manufacturer's obligations hereunder, Manufacturer will be assuming Buyer's manufacturing operations, which will involve Manufacturer subleasing a portion of Buyer's manufacturing facility, acquiring an option to purchase Buyer's manufacturing equipment, leasing Buyer's manufacturing equipment and leasing the employees used by Buyer in its Manufacturing operations from a third party employee leasing company. During any period in which the Sublease (as defined in Exhibit B below) is in effect, Buyer shall provide to Manufacturer, at the premises covered by the Sublease, such technical assistance and manufacturing support as may be reasonably necessary to ensure a smooth transition of manufacturing operations from Buyer to Manufacturer. In connection with the assumption of Buyer's manufacturing operations by Manufacturer, Buyer shall make all identified manufacturing employees available to a third party employee leasing company, and Manufacturer shall have the right to lease such employees from the third party employee leasing company.

(e)   Buyer's Inventory. On the Effective Date, Manufacturer shall purchase Buyer's parts and materials on hand and in transit that can be used in the manufacturing of any ordered Products ("Buyer's Inventory"), other than materials deemed obsolete or otherwise unusable by Manufacturer, at Buyer's cost for such parts and materials. The purchase price for Buyer's Inventory shall be Buyer's standard cost for such Inventory as of July 31, 2005, which shall be payable as follows: Within five (5) business days after each calendar month, Manufacturer shall send to Buyer a statement setting forth the portion of Buyer's Inventory used (including the part number, description, quantity, unit cost and extended cost) in the manufacturing of the Products during such calendar month and within thirty (30) days after such calendar month, Manufacturer shall pay Buyer for the portion of the Buyer's Inventory used. Buyer shall have the right to audit the monthly inventory statement provided by Manufacturer. In the event any Buyer's Inventory remains unused nine (9) months after the Effective Date, or in the event this Agreement is terminated for any reason prior to the end of such 9-month period, Manufacturer shall return such unused Buyer's Inventory to Buyer and any balance remaining on the Purchase Price shall be canceled. Manufacturer agrees that in cases where Manufacturer may have common components, Manufacturer will consume Buyer’s components before consuming any of Manufacturer’s components.

(f)   Other Agreements. This Agreement shall be contingent upon the execution by Buyer and Manufacturer of a sublease for Buyer's manufacturing facilities in the form of Exhibit B hereto (the "Sublease"), and the Equipment Purchase Option Agreement in the form of Exhibit C hereto.

(g)   Disaster recovery plan. Manufacture shall develop and provide a disaster recovery plan in writing to secure product supply in the event of a catastrophic occurrence to the Buyer within 60 days of the effective date of the Manufacturing Agreement.

3.	TERM AND TERMINATION.

(a)   Term. Unless sooner terminated as set forth in this Section 3, the term of this Agreement shall commence on the Effective Date and continue for an initial term of three (3) years (the "Initial Term") unless either party provides a written termination notice to the other party pursuant to Section 3(c).

(b)  Renewal. Unless terminated in accordance with Section 3(c) below, this Agreement shall be automatically renewed for successive one-year terms (each a "Renewal Term" and, together with the Initial Term, the "Term").

(c)  Termination. (i) After the second anniversary of the Effective Date, either party may terminate this Agreement for any reason, upon one hundred twenty (120) days written notice to the other party, and (ii) either party may terminate this Agreement sixty (60) days after written notification to the other party of material breach of this Agreement, or immediately in the case of failure to make any payment hereunder or breach of confidentiality obligations, if such breach is not cured within such period or, if such breach cannot reasonably be cured within sixty (60) days, the defaulting party fails to commence a cure within the sixty (60) day period and thereafter pursue such cure to completion.

(d)  Effect of Termination. The expiration or termination of this Agreement shall not affect any obligations that exist as of the date of termination, including without limitation accepted Purchase Orders under Section 4.

4.	ORDERING.

(a)   Purchase Orders. Performance under this Agreement shall be initiated by Purchase Orders issued by Buyer and accepted by Manufacturer in accordance with Section 4(b) below. Except as set forth in Section 4(e) below, Buyer shall be under no obligation to purchase, and Manufacturer shall be under no obligation to manufacture, Products hereunder unless and until Buyer issues a Purchase Order and Manufacturer has accepted Buyer's Purchase Order. Buyer's Purchase Orders shall set forth for each ordered Product: (i) the quantity, which shall not be less than the applicable Minimum Order Size, (ii) the applicable Purchase Price and total price, (iii) the delivery and shipping instructions, and (iv) the requested delivery schedule, which shall comply with the delivery schedule limitations set forth in the applicable Product Schedule. Notwithstanding the foregoing, if Manufacturer's Long Lead Time Inventory is not compatible with Buyer's requested delivery schedule, the parties may agree in writing or by Purchase Order that Manufacturer may begin work in advance of having a definitive delivery schedule and that the parties will, within ten (10) days, finalize the delivery schedule based upon the information on the Long Lead Time Inventory. All Purchase Orders shall be subject to and governed by the terms and conditions of this Agreement and the applicable Product Schedules, which shall not be changed or supplemented by an accepted Purchase Order unless such changed or supplemental terms and conditions are set forth on the face of the Purchase Order and specifically reference this Section 4(a). Buyer and Manufacturer acknowledges that pre-printed terms and conditions on its Purchase Order form, if any, shall not apply to the Purchase Order.

Manufacture shall make reasonable effort to accommodate Buyers PO’s not limited to expediting product and material.

(b)   Purchase Order Timing. Purchase Orders shall be submitted on a weekly basis. Upon execution of this Agreement, Buyer shall submit five (5) Purchase Orders to Manufacturer, with each Purchase Order representing one (1) week of Buyer's requirements. Each week thereafter Buyer will submit a new one (1) week Purchase Order to maintain a five (5) week rolling requirement.

(c)   Cancellation of Purchase Orders. Purchase Orders may only be modified or cancelled, and scheduled shipments may only be deferred, with Manufacturer's prior written consent or according to the terms of this Agreement. Both parties agree that written consent can be in the form of an e-mail. Modification, change, or cancellation is not deemed approved until e-mail acknowledgement is received from the authorized person subject to section 5b.

(d)   Acceptance. Manufacturer shall use reasonable commercial efforts to accept all Buyer Purchase Orders. No Purchase Order shall be deemed accepted unless Manufacturer provides Buyer written notice accepting the Purchase Order. Both parties agree that written consent can be in the form of an e-mail. Acceptance is not approved until e-mail acknowledgment is received from the authorized representative of Manufacturer.

(e)   Minimum Revenue Requirement (MRR). Buyer and Manufacturer agree to use MRR to set the transfer price for a 12 month period. During the first year of the Term, the aggregate amount paid to Manufacturer by Buyer shall not be less than 75% of the initial Long Range Forecast (as defined below), which shall be approved by Manufacturer in writing. Manufacturer and Buyer shall review and compare the Mid-Range forecast to the MRR quarterly and mutually agree to price increases or decreases going forward. The foregoing amounts are collectively referred to herein as the "Minimum Revenue Requirement." The agreed upon MRR as of the date of execution based on the Long Range Forecast is $9.6 million dollars. In the event amounts paid to Manufacturer by Buyer fall below 75% or exceed 125% of the Minimum Revenue Requirement, the parties agree that the pricing of Products shall be adjusted in accordance with Section 8(b) below.

5.	FORECASTS.

(a)   Manufacturer's Reliance on Forecasts. On or before the last day of each calendar month, Buyer shall provide to Manufacturer the estimated quantity of each Product that will be ordered during the six (6) month period following such date (the "Mid-Range Forecast"), and the estimated quantity of each Product that will be ordered during the one (1) year period following such date (the "Long Range Forecast"). The Long Range Forecast shall be for planning purposes only. Buyer understands and acknowledges that Manufacturer will use the Mid-Range Forecast, among other things, to determine the amount of Inventory to purchase in advance of Purchase Orders. Such Inventory may include Long Lead, Minimum Buy, NCNR, and Safety Stock Inventory. The parties will review monthly Mid-Range Forecasts and mutually agree on the Long Lead, Minimum Buy, NCNR and Safety Stock Inventory to be acquired by Manufacturer pursuant to such Mid-Range Forecast. Buyer agrees that if any such Inventory purchased in advance of the Purchase Orders is not used for Buyer's Purchase Orders and cannot be returned or used on other orders within three (3) months (or as the parties may otherwise mutually and expressly agree), then Buyer shall purchase any such Inventory at Manufacturer's cost provided that Manufacturer can show that such Inventory was purchased to meet mutually agreed Long Lead, Minimum Buy, NCNR and/or Safety Stock Inventory requirements. In addition, Manufacturer shall be compensated for otherwise unrecoverable costs reasonably incurred by Manufacturer in reliance on the Mid-Range Forecast, including but not limited to, the cost of all NCNR Inventory or other unused Inventory specifically ordered for Buyer in Manufacturer's possession (plus Manufacturer's standard material handling fee not to exceed 8%), any vendor cancellation charges (including restocking fees), and any nonrecurring engineering or production costs provided that Manufacturer can show that such Inventory was purchased to meet mutually agreed Long Lead, Minimum Buy, NCNR and/or Safety Stock Inventory requirements. Manufacturer shall use reasonable commercial efforts to return unused Inventory specifically purchased for Buyer and to cancel pending orders with suppliers. Upon Manufacturer's receipt of payment from Buyer for any Inventory, Buyer shall have the option to: (i) direct Manufacturer to ship to Buyer, at Buyer's cost, the Inventory, or (ii) request Manufacturer store the Inventory in an ESD compliant and temperature controlled environment at customary storage charges for use on future Purchase Orders for a period of up to three (3) months or as the parties may otherwise mutually agree. Buyer agrees to notify Manufacturer promptly in writing if and when Buyer determines that it will not order at least the estimated quantity set forth in the applicable Mid-Range Forecast for a Product.

(b)   Manufacturing Flexibility and Minimum Order Quantities. Manufacturer agrees to allow up to (i) a 50% reduction/addition in the quantity of a Product actually ordered from the quantity set forth in the Mid-Range Forecast for the period 61 - 90 days following the date of the Mid-Range Forecast; and (ii) a 25% reduction/addition in the quantity of a Product actually ordered from the quantity set forth in the Mid-Range Forecast for the period 36 - 60 days following the date of the Mid-Range Forecast. If the quantity actually ordered falls below the foregoing thresholds, then the Purchase Price for that Product going forward may be equitably adjusted to reflect the impact of Buyer's failure to purchase the estimated quantity as mutually agreed by both parties. The parties agree to negotiate such request in good faith. The minimum order quantity (MOQ) for each Product shall be as set forth on Exhibits D and E hereto.

(c)   Product End-of-Life. Buyer shall provide not less than ninety (90) days written notice to Manufacturer of any Product end-of-life.

6.	SHIPMENT AND DELIVERY.

Manufacturer shall ship Products in accordance with each accepted Purchase Order, subject to the terms and conditions of this Agreement. Delivery of Products shall be made F.O.B. at the loading dock of Buyer's facility on the dates specified in the applicable Purchase Order. Title to, and risk of loss for, Products shall pass to Buyer at the time of delivery of possession of the Products at Buyer's facility.

7.	ACCEPTANCE.

The Product shall be deemed accepted when Buyer has tested and inspected the Product in accordance with the contracted level of testing and inspections, and such Products have passed the testing and inspections.

8.	PRICES; OTHER COSTS; PRICE CHANGES; INVOICING.

(a)   Prices; Taxes. Buyer shall pay Manufacturer the Purchase Price as mutually agreed upon by Manufacturer and Buyer, which Purchase Price may be adjusted from time to time pursuant to the terms of this Agreement. The Purchase Price is inclusive of the costs of packaging, shipping and insurance and any applicable federal, state and local taxes.

(b)   Price Changes. In addition to other provisions in this Agreement allowing for changes in the Purchase Price, if fluctuations occur at any time in the costs of manufacturing any Product, Manufacturer may request an adjustment in the Purchase Price to account for such fluctuations, and the parties agree to negotiate any such adjustment in good faith. Buyer has the right to request a review of cost changes impacting the proposed increase or decrease of prices. Except as otherwise set forth in this Agreement, the Purchase Prices for the Products shall not be adjusted unless, during any calendar month MOQ or contract year, Buyer fails to meet the Minimum Revenue Requirement, in which event Manufacturer shall be entitled to an equitable adjustment going forward in the Purchase Price. . Notwithstanding the foregoing, the Purchase Price as of the effective date shall be reduced as follows:

a.
Manufacturer shall use its commercially reasonable efforts to reduce it costs of manufacturing by 10% prior to April 15, 2006. Effective as of April 15, 2006, the Purchase price for each product shall be reduced by an amount equal to (A) 10% of the Manufacturer’s non-materials cost of manufacturing such Product on the effective Date (B) the amount of any reduction in Manufacturer’s costs of materials for such Product between the effective Date and April 15, 2006.

(c)   Tooling/Non-Recurring Expenses. Buyer shall pay for, or obtain and consign to Manufacturer, any Product specific tooling and shall prepay other non-recurring expenses as set forth in the applicable Product Schedule. Manufacture shall insure adequate maintenance for all consigned tooling. Upon request by Buyer, Manufacturer shall return all items paid for by Buyer pursuant to this Section 8(c).

(d)   Invoicing and Payment. Manufacturer shall invoice Buyer with each shipment of Products. A proper invoice shall include Manufacturer's name and invoice date, the Purchase Order number, the total price and the name (if applicable), title, complete mailing address where payment is to be sent and must be submitted to the appropriate invoice address listed in the applicable Product Schedule or Purchase Order.  Terms will be 2% 10, net 30 days, Buyer to pay all invoices within thirty (30) days of the date of invoice. Payments shall be made in U.S. dollars. Any payment or part of a payment that is not paid after thirty (30) days past due shall bear interest at the rate of one percent (1%) per month from its due date until paid. All payments are due at Manufacturer's place of business.

9.	ENGINEERING CHANGES AND COST SAVINGS.

Buyer may request in writing that Manufacturer incorporate an engineering change into a Product. Such request shall include a description of the proposed change sufficient to permit Manufacturer to evaluate it. Manufacturer's evaluation shall be in writing and shall state the impact of the requested change on delivery schedule and expected cost. Manufacturer shall not proceed with the requested engineering change until the parties have agreed in writing on the changes to the Product, Specifications, delivery schedule and pricing, including without limitation the cost to be paid by Buyer for re-assembly, retooling and Inventory on hand and on order that becomes obsolete. Pricing for obsolete Inventory as a result of such change shall be based upon the cost of such Inventory plus Manufacturer's standard material handling fee. Any cost reduction programs may also have an affect on the Purchase Price.

10.	FORCE MAJEURE.

Neither party shall be liable for its failure to perform hereunder due to any acts of God, including fires, floods, wars, terror, sabotage, accidents, labor disputes, governmental laws, ordinances, rules and regulations, whether valid or invalid. Additionally, neither party shall be liable for its failure to perform hereunder to the extent operational occurrences are beyond its reasonably control, including, without limitation, inability to obtain material, equipment or transportation, shortages, accidents, priorities, requisitions, allocation price adjustment restrictions and any other similar occurrence; provided, however, that obligations for payment for Products produced and shipped shall not be relieved or suspended by any event of force majeure. The party whose performance is prevented by any such occurrence shall notify the other party thereof in writing as soon as is reasonably possible after the commencement of such occurrence, and shall promptly give written notice to the other party of the cessation of such occurrence. The party affected by such occurrence shall use reasonable commercial efforts to remedy or remove such event of force majeure as expeditiously as possible.

11.	INTELLECTUAL PROPERTY.

(a)   Ownership of Intellectual Property; License. Title to and ownership of all of the technology, trade secrets, trademarks, know-how, and information regarding the Products, and the manufacture of the Products, supplied by Buyer to Manufacturer hereunder shall remain in Buyer. Buyer hereby grants Manufacturer a limited, non-transferable, non-exclusive, revocable license to use Buyer's software, technology, trade secrets, know-how, and other proprietary information ("Buyer's Proprietary Information") for the purposes of this Agreement, free of any claim or allegation by Buyer of misappropriation of Buyer's Proprietary Information or infringement by Manufacturer of any Buyer intellectual property rights covering Buyer's Proprietary Information; provided, however, that Manufacturer's rights and freedom of use in connection with the manufacture of Products for Buyer hereunder shall endure only for the term of this Agreement. After the termination or expiration of this Agreement, (i) such license shall expire and Manufacturer shall have no further rights to use Buyer's Proprietary Information, and (ii) Manufacturer shall return to Buyer all written documents and other materials relating to Buyer's Proprietary Information. Notwithstanding the foregoing, title to and ownership of any software, technology, trade secrets, know-how, and information of Manufacturer ("Manufacturer's Proprietary Information") used by Manufacturer hereunder shall remain the property of Manufacturer.

(b)   Confidentiality. Both parties agree that either party may acquire information that is confidential and proprietary to the other party including, but not limited to, business plans, finances, financial results, strategies, customers, suppliers, product specifications, and the Proprietary Information set forth in Section 11(a). Both parties agree that each party's information is the sole and exclusive property of that respective party. Each party agrees that it will maintain and protect the confidentiality of the other party's Proprietary Information using the same standard of care that such party uses to protect its own Proprietary Information, which in no event shall be less than reasonable care. The obligation to keep each party's Proprietary Information confidential shall survive the termination or expiration of this Agreement. Terms and conditions of NDA apply. NDA is attached by reference as Exhibit F.

(c)   Warranty. Buyer warrants that it has the right to manufacture and market the Products, and that the Products and all Specifications provided to Manufacturer do not infringe upon any patent, trademark or copyright of any third party. Manufacturer warrants that any manufacturing services provided will be of a professional quality, conforming to IPC workmanship standards and practices.

12.	MANUFACTURER RESTRICTIONS AS TO USE OF PRODUCTS.

Buyer acknowledges and agrees that the Products are not designed for and, absent Manufacturer's express written authorization, are not to be used in IPC Class 3 product (equipment where continued performance or performance on demand is critical such as life support systems or critical weapons systems).

13.	PRODUCT WARRANTY AND DISCLAIMER.

(a)   Product Warranty. Manufacturer warrants that Products manufactured hereunder will conform to the Specifications and will be free from Defects in material and workmanship for a period of one (1) year from the date of delivery of the Products to Buyer. Buyer shall promptly notify Manufacturer in writing of any malfunction in the Products, which notification shall describe the malfunction in sufficient detail to permit Manufacturer to isolate the malfunction. Upon notification from Buyer, Manufacturer will provide Buyer with instructions on returning the Product under a warranty claim. Upon receipt of any Products returned by Buyer pursuant to this Section 13, Manufacturer shall test the Products in accordance with the contracted level of testing as set forth in the applicable Product Schedule in order to isolate any malfunctions in the Product. If Manufacturer determines that the malfunction is not due to nonconformity with the Specifications or Defect, then Manufacturer will seek instructions from the Buyer regarding whether Manufacturer should return the Product to Buyer or dispose of it. If Manufacturer is unable to isolate any malfunctions in the Product using the contracted level of testing as set forth in the applicable Product Schedule, then Buyer is solely responsible for isolation of the malfunction and Manufacturer will seek instructions from the Buyer regarding whether Buyer will authorize additional testing on the returned Product or whether Manufacturer should return the Product to Buyer or dispose of it. If any returned Product contains malfunctions due to nonconformity with the Specifications or Defects in material or workmanship, then Buyer's exclusive remedy and Manufacturer's sole liability under this warranty will be for Manufacturer, at its sole option and expense, to correct or replace the nonconforming or defective Product. This warranty does not apply to: (i) any first articles, prototypes, pre-production units, or test units of a Product; (ii) any Products that have been repaired by Buyer or a third party; (iii) any Products that have been altered or modified in any way by Buyer or a third party; or (iv) any Products that have been subject to misuse, abnormal use or neglect.

(b)   Disclaimer. THE WARRANTY STATED ABOVE IS IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS OR OTHER TERMS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TERMS AS TO QUALITY, FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE, WHETHER IMPLIED BY CUSTOM OR LAW. Component manufacturer’s warranty will pass thru to Buyer where applicable.

14.	LIMITATIONS OF LIABILITY.

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15 (INDEMNIFICATION) OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CONNECTED WITH OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPAIR, REPLACEMENT, OR USE OF ANY PRODUCTS OR THE FURNISHING OF ANY SERVICE OR PART THEREOF, WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAD BEEN WARNED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

15.	INDEMNIFICATION.

(a)   Buyer's Indemnification. Buyer shall defend, indemnify and hold Manufacturer and its parent companies, subsidiaries, affiliates, officers, directors, employees, agents and representatives harmless from any and all claims, demands, liabilities, actions, suits, proceedings, losses, injuries and death, including damages, judgments, expenses and/or costs (including without limitation reasonable attorneys' fees and related costs) based on or arising out of: (i) any claims or demands that use of Buyer's Proprietary Information in manufacturing the Products constitutes infringement; (ii) any claims or demands relating to the design of the Products; (iii) any claims or demands by any third party that there was a failure to warn of any foreseeable use, improper use, misuse or defects of any Products; (iv) any claims or demands relating to Buyer's negligence, use, ownership, maintenance, transfer, transportation or disposal of the Products; (v) any claims or demands of Buyer's violation or alleged violation of any federal, state, or local laws or regulation, including without limitation, the laws and regulations governing product safety, labeling, packaging and labor practices; (vi) any claims of patent, trademark, or copyright infringement; or (vii) any claims or demands arising out of a breach by Buyer of any of the terms and conditions of this Agreement. Manufacturer shall give written notice of any claim or potential claim to Buyer within a reasonable time following the time at which Manufacturer first became aware of the circumstances which gave rise to such claim for indemnification hereunder. Buyer may, at its option, have control of any litigation and appointment of counsel in defense of any third party claims for which Manufacturer seeks indemnification hereunder. The obligation to indemnify under this Section 15 shall survive the termination or expiration of this Agreement but not extend any longer than two (2) years beyond the termination date.

(b)   Manufacturer's Indemnification. Manufacturer shall defend, indemnify and hold Buyer and its parent companies, subsidiaries, affiliates, officers, directors, employees, agents and representatives harmless from any and all claims, demands, liabilities, actions, suits, proceedings, losses, injuries and death, including damages, judgments, expenses and/or costs (including without limitation reasonable attorneys' fees and related costs) based on or arising out of: (i) any claims or demands that use of Manufacturer's Proprietary Information in manufacturing the Products constitutes infringement; (ii) defects in any Products caused by Manufacturer in manufacturing the Products; (iii) any claims or demands relating to Manufacturer's negligence, use, ownership, maintenance, transfer, transportation or disposal of the Products; (iv) any claims or demands of Manufacturer's violation or alleged violation of any federal, state, or local laws or regulation, including labor practices; (v) any claims of patent, trademark, or copyright infringement where Manufacturer is using Buyer's information not in conformance with this Agreement; or (vi) any claims or demands arising out of a breach by Manufacturer of any of the terms and conditions of this Agreement. Buyer shall give written notice of any claim or potential claim to Manufacturer within a reasonable time following the time at which Buyer first became aware of the circumstances which gave rise to such claim for indemnification hereunder. Manufacturer may, at its option, have control of any litigation and appointment of counsel in defense of any third party claims for which Buyer seeks indemnification hereunder. The obligation to indemnify under this Section 15 shall survive the termination or expiration of this Agreement but not extend any longer than two (2) years beyond the termination date.

16.	MISCELLANEOUS.

(a)   Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and hand-delivered, mailed by first-class mail postpaid, sent by facsimile (so long as the party sending the facsimile has the ability to receive a confirmation of receipt from its facsimile machine) or sent by an overnight courier with a reliable tracing system, to each of the parties to their respective addresses as noted in the first paragraph of this Agreement. Notices that are mailed shall be deemed to have been given as of the fourth business day following the date of mailing and notices that are hand-delivered or sent by overnight courier are deemed to be given the next business day. Either party may change its address for the giving of notice by so notifying the other party by ten (10) days prior written notice given in the manner set forth in this section.

(b)   Written Modifications. No amendment, modification or release from any provision of this Agreement, the Product Schedules attached hereto or Purchase Orders issued hereunder shall be of any force or effect unless it is in writing and signed by both authorized parties hereto and specifically refers to this Section 16(b).

(c)   No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempt to do so shall be void, except in the event of a merger or acquisition resulting the sale of substantially all of the party's assets.

(d)   No Waiver. A failure to exercise any right hereunder with respect to any breach shall not constitute a waiver of such right with respect to any subsequent breach.

(e)   Independent Contractors. Each party is acting as an independent contractor and not as agent, partner, or joint venturer with the other party for any purpose. Except as provided in this Agreement neither party shall have any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.

(f)   Fair Labor Standards Act. All Products furnished hereunder will be manufactured in accordance with the Fair Standards Labor Act of 1938, as amended, and the regulations and orders of the U.S. Department of Labor issued thereunder.

(g)   Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the state of Manufacturer's place of business, being Utah, as set forth in the first paragraph of this Agreement, without regard to such state's conflicts of laws principles.

(h)   Counterparts. This Agreement may not be executed in counterpart copies, except that Exhibits A and D may be supplemented or amended from time to time to reflect the addition of new products or to modify the terms and specifications for existing Products. Any supplement or amendment to Exhibits A to E must be executed by both parties hereto in writing and be assigned an appropriate contract tracking number so that both parties are able to readily identify the current product schedule terms in effect from time to time.

(i)   Entire Agreement. The terms and conditions of this Agreement, including all Product Schedules and accepted Purchase Orders, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous communication, either oral or written, between the parties hereto. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein.

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IN WITNESS WHEREOF, the parties hereunto have caused this Agreement to be executed as of the day and year first above written.

ClearOne Communications, Inc.		Inovar, Inc.

By:	s/ Zee Hakimoglu	By:	/s/ Blake Kirby

Name: Zee Hakimoglu		Name: Blake Kirby

Title: CEO/President		Title: President/CEO

ClearOne Communications, Inc.

By:	/s/ Donald E. Frederick

Name: Donald E. Frederick

Title: Chief Financial Officer